EXHIBIT 2.4





                                  PORTAGY CORP.
                               c/o Harris Cramer LLP
                         1555 Palm Beach Lakes Boulevard
                                    Suite 310
                            West Palm Beach, FL 33401



                                  May 18, 2006




VIA EMAIL
Cell Power Technologies, Inc.
1428 36th Street, Suite 205
Brooklyn, New York 11218
Attention:  Mr. Jacob Herskovits, President

                  Re:      Cell Power / Portagy
                           Third Amendment to Merger Agreement


Dear Mr. Herskovits:

         This letter agreement amends the Agreement and Plan of Merger among Cell Power Technologies, Inc. ("Cell Power"), Portagy Acquisition Corp. ("PAC") and Portagy Corp. ("Portagy") entered into on March 17, 2006 (the "Agreement"), as amended, in the following respects:

         1. The time to consummate the closing shall be extended to June 15,, 2006.

         2. Notwithstanding anything in the Agreement, as amended, to the contrary including but not limited to Section 2.01(c) and Exhibit A thereof, each share of Company Stock (other than shares of Company Stock to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Parent 1.943808758 shares of Parent Common Stock. Notwithstanding anything in the Agreement, as amended, to the contrary including but not limited to Section 2.01(c) and Exhibit A, each Company Warrant shall be converted into the right to receive from the Parent that number of Parent Warrants exercisable for 1.943808758 shares of Parent Common Stock. The exercise price of the Parent Warrants issuable shall be adjusted proportionately. The 1.943808758 to 1 exchange ratio assumes that the shares issuable upon conversion of the convertible notes referred to in footnote 6 of Exhibit A to the Second Amendment dated April 6, 2006 to the Agreement are not included in the exchange ratio and will not be subject to it. A copy of the current capitalization table is attached as Exhibit A.

         3. In all other respects, the Agreement, as amended, is ratified and confirmed.

Cell Power Technologies, Inc.
May 18, 2006
Page 2

         Please execute a copy of this letter agreement and return it to us.

                                                     Sincerely yours,



                                                     Charles Wiesel,
                                                     Chief Executive Officer


We hereby agree to the foregoing:

CELL POWER TECHNOLOGIES, INC.


By:
    ----------------------------------------
        Jacob Herskovits, President and
        Chief Executive Officer



PORTAGY ACQUISITION CORP.


By:
    ----------------------------------------
        Jacob Herskovits, President